EXHIBIT 99.2

CORPORATE PARTICIPANTS

Dr. Jeffery Green
Datatrak International - CEO

Terry Black
Datatrak International

CONFERENCE CALL PARTICIPANTS

Peter McMullen
Ryan Beck

Julie Schumacher
Hibernia Southcoast Capital

Andrew Bugyis
Mesirow Financial

Doug Fisher
Matador Capital

Joe Blakenship
Source Capital

Frank Lazar
Financial America Security

Peter Clive
X-Ray Associates

Ed Kucler
Financial America Securities

PRESENTATION

Operator

Good afternoon and welcome, ladies and gentlemen, to the Datatrak International fourth quarter and 2003 earnings conference call. At this time I would like to inform you that this conference is being recorded and that all participants are in a listen only mode. At the request of the company, we will open up the conference for questions and answers after the presentation.

Before beginning the conference call, Datatrak management would like to remind you that in discussing the company’s performance today there will be included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations involve known and unknown risks and uncertainty. Datatrak’s results or action may differ materially from those projected in the forward-looking statements. By summary of the specific risks that could cause results to differ materially from those expressed in the forward-looking statements, see Datatrak’s form 10K for the year ended December 31, 2002 filed with the SEC.

I would now like to turn the call over to Dr. Jeffery Green, CEO. Please go ahead, sir.

Dr. Jeffery Green - Datatrak International - CEO

All right. Thank you, Heather. Welcome everyone to our conference call for the fourth quarter and the full year of 2003. The format for this call will begin with initial comments and overviews followed by plenty of time for questions and answers. I will limit my initial comments to 20 minutes. We will discuss three major topics today which are, topic number one, financial results for the fourth quarter and for the calendar year of 2003; topic number two, some comments on our recent announcements dealing with a) Technology Transfer adoption by our clients, b) the selection of Datatrak by two companies intending to standardize their clinical trial son EDC, c) our sales progress in developing new client relationships, d) our new initiative on EDC certification that was announced today with Research Dynamics. The third major topic we’ll talk about is the summary of the meetings held in Washington with Congressional staff and the National Institute of Health and the National Cancer Institute that were discussed on the call in November.

First topic: fourth quarter and year end financials. Revenue for the fourth quarter of 2003 was approximately $2 million. This figure compared to approximately $1.3 million for the fourth quarter of 2002, representing a 57% increase. The net loss for the fourth quarter was $297,000 or five cents a share. This compared to a loss of $1.1 million or 21 cents a share for the same period in 2002. The net loss for the fourth quarter of 2003 contained approximately $107,000 of expenses that will not recur every quarter.

Contained in this net loss were also some increased SG&A expenses related to personnel salaries. As many of you know, in January of 2003, we undertook significant cost-cutting measures. Part of these measures included across the board cuts in salaries of 15% with the commitment from the company that if our goals of cash flow stability together with the growth in business, occurred by the end of 2003 the employees who took the salary cuts would begin to have them gradually reinstated. Following the virtually break even third quarter where our net loss was only $68,000 and our cash flow from operations was positive, we considered these parameters as impressive enough to begin this give back process during the last quarter of 2003.

In November and December of 2003, we reinstated one-third of the salary cuts or five percent of the 15% salary reductions that started in January of 2003. The remaining two-thirds of the salary reinstatements will occur throughout 2004 as profitability milestones are hit. Salary give-backs were provided to all employees except for the executives. Salary reinstitution plans have already been built into the financial projections for 2004 disclosed in last quarter’s conference call. I should add that throughout 2003 when these cuts were active, we experienced almost no voluntary turnover in personnel. There is an inordinate amount of commitment and passion at this company regarding our desires to persist as the true leader in the EDC market. Together with the assets of our product suite, employees are Datatrak’s most valuable resource and both of these factors are 100% responsible for the impressive progress we demonstrated in 2003.

Revenue for the 12 months of 2003 was approximately 7.1 million. This compared to revenue for 2002 of approximately $4.7 million, representing a 49% increase. The net loss for 2003 was approximately 1.1 million or 19 cents a share compared to $6.4 million for 2002 or $1.22 a share. This represented an 83% reduction in net loss for ‘03 compared to ‘02. Gross profit for the fourth quarter was 74% and for all of 2003 the gross profit was 77%.

I am pleased to state that cash flow generated from operations for the entire year of 2003 was virtually neutral at only a negative $125,000. The year of 2003 was significant because it went a long way towards the preservation of cash for the company. This, of course, was aided by the company-led private placement completed in August of 2003. As such, our cash position was strong at $4.3 million at the end of the fourth quarter. Current backlog is approximately $4.2 million, up from $12.6 million at 12/31 — I’m sorry 14.2 million, up from 12.6 million at 12/31/2002.

Major topic number two includes recent announcements — and I’ll go through each of these four categories briefly. First is Technology Transfer. We have long believed that significant growth in the EDC market would be fueled by what we have termed as Technology Transfer. We have envisioned the Tech Transfer blueprint for years, waiting for our customers to take this next predictable step. Our second Technology Transfer relationship developed in January, and we expect more developments along these lines throughout the remainder of this year and expanding further into 2005. Importantly, not all EDC providers are capable of offering Technology Transfer because of their software architecture. I view this as a distinct disadvantage for them. Tech Transfer goes beyond choosing an ADC product to actually using a consistent product with the goal of standardization. We expect the Tech Transfer participants to be both clinical trial sponsors and CROs over the next several years. Though this relatively common terminology may be confusing to some in this usage, in our opinion, the term Technology Transfer appropriately describes what is taking place in these situations. Very simply, we are transferring the knowledge and use of our technology over to our customers.

In many discussions with investors about Technology Transfer, I have used the following analogy. About 20 years ago, do you remember the long green accounting sheets that consultants used to analyze a business? I remember seeing such massive spreadsheets neatly created with very sharp pencils and this activity used to be hired out or out sourced to accountants. I can only imagine the confusion if someone made the wrong calculation in the middle of the model. In the mid to late 1980’s Visacal, Lotus and Excel came along and we stopped seeing those green sheets. Now everyone builds their own spreadsheets and can easily correct any mistakes. Few probably out source the creation of spreadsheets anymore. The transition that occurred in this situation aided by technology is exactly what our customers are doing with EDC in Technology Transfer.

In all cases for the foreseeable future, our clients will utilize our product suite in an ASP mode and Technology Transfer connecting to our central data center from any computer around the world that can access the Internet in order to design, initiate, manage and control their clinical trials. Therefore, they are taking the control and functionality of our technology, quote, “in-house”, unquote, through remote access. They are not taking in-house the complete data center and support structure necessary to successfully implement EDC. At this time, we do not envision any Technology Transfer customer buying a CD ROM with Datatrak EDC on it and running it on their computers. In our ASP model, it is critically important to realize that our customers can be in complete control of their own clinical trials with no up front investment whatsoever. They can be running EDC globally from day one in their traditional project-by-project budgetary mode. There is no up front cost for software licenses, there are no capital resources or delays from constructing their own hosting environment, and there are no risks or staffing issues surrounding endeavors outside of their core competency. Nonetheless, it would be possible for a customer to completely take over the control and hosting of our software, fulfilling the more conventional term of Technology Transfer. They could also request that their chosen system integrator handled the hosting. We have had many customers ask about this possibility, but when they hear the complexities involved and the investments necessary, none of them have gone down this pathway.

The advantages for the customer from Tech Transfer are: it places the customer in total control, it lowers the cost for EDC implementations since Datatrak is no longer paid to perform setup, the customers do it themselves. The clients’ return on investment for Tech Transfer is only two average sized EDC trials. By internalizing these functions, clients can easily transition from paper to EDC and show their staff the future paradigm shift towards technology. The advantages to Datatrak from Tech Transfer are: reduction of scaleability issues around staffing, Technology Transfer indicates broader acceptance of EDC and thus it removes barriers to adoption. Number three, there is virtually zero cost and more predictability of sales involved with new business from a Tech Transfer customer. The last point of advantage to Datatrak is number four. Though total revenue will decline with the same amount of business that would have been done without Technology Transfer, you must remember that direct costs and scaleability concerns also declined. We are also substituting higher margin data item revenue for lower margin service revenue.

Topic number two is the new additions of customers and those standardizing on Datatrak and increased growth in our client prospects. Yesterday we announced the addition of a new client that selected Datatrak as its product suite following an industry wide evaluation. The situation was referenced in the last conference call. This client has a goal of standardizing their clinical trials on one EDC product. We have begun work on our first contract with them and we are negotiating a master services agreement.

In the quarterly press release issued today we mentioned an existing large pharmaceutical client that is also taking definitive steps towards standardization with EDC. We are currently working with one therapeutic group with this client and we are beginning discussions with three additional divisions within the same multi-billion dollar corporation. One of these divisions is in Europe and we believe they will pursue Tech Transfer pathway sometime in 2004. The other two divisions contacted Datatrak spontaneously indicating that Datatrak was a preferred EDC product. These situations continue to demonstrate that our strategy of delivery and focus on customer satisfaction established in 1999 is winning in the marketplace. As with most things, EDC could be moving faster; however, notwithstanding this point, the growth of the EDC market and our relative position as a leading player is developing very much along the avenues that we expected in our original business plan.

I have been asked by many interested shareholders about when we think there will be a watershed event or rocket shot for Datatrak in this market. Though I do not consider a massive contract or huge corporate commitments as remote in any way, I have to say it is far more likely for our progress in the market to be represented by steady quarter-to-quarter growth just like what we are seeing with the two corporate examples I mentioned a few minutes ago.

New client potentials: last year we restructured our sales team into hunters who gained new clients and gatherers who nurture existing customers. So far this strategy is producing excellent results. We are also beginning an account executive program where we work very closely with the operational teams and our customers with the intent of expanding business opportunities. As stated in the new client press release this week, we are in various stages of contracting, bidding or substantive discussions with eight new client relationships. Though this number of new client opportunities is pleasing, we all need to remember that we are just scratching the surface of the potential within the global EDC market. I view our growth and potential in the EDC market as a gradual, satisfying climb up a mountain that we are only at the base of today.

Additionally, there are other ways to add new business that is driven by our customers’ actions. Though not classified as a new client per se, we have new projects arriving from current corporate clients who have acquired or who have been acquired by other companies. Through internal referral, these new divisions were encouraged to utilize Datatrak as their EDC product. We had no real selling to do in these situations. Once again, our focus on delivery is the most efficient method of producing results in marketing and sales.

Lastly, not to be outdone by the new clients coming to Datatrak, we have been informed by several of our existing clients of anywhere from 10 to 15 new Phase III projects that will be initiated in 2004.

The conclusion of this brief sales review is that our strategy for delivery is working well. It is sustainable it is cost efficient, and it builds strong reference accounts. Our predictions of Tech Transfer, though a bit delayed in initiation, are coming to fruition and will be a significant contributor for our market leverage, differentiation of our product suite, and progress over the next few years.

Last item to talk about on the press release situation is the announcement of today of the EDC certification program, which we have branded as eMerge. Over the past year, there have been important shifts in the minds of our clients regarding EDC. Customers are no longer asking why do EDC, they’re asking how to do EDC properly. This is leading to the potential for process consulting. Clients view Datatrak as experts to help them design how they will alter job descriptions and standard operating procedures in order to maximize EDC. With these developments in mind, we have created an initiative called the EDC certification program, which we have branded as eMerge. We are launching this program with a visionary CRO, Research Dynamics out of Rochester, New York. Though they are a small specialty CRO, don’t forget that size and innovativeness are often inversely related. eMerge will show sponsors how to efficiently implement EDC while eliminating redundancies from habits used in paper based trials. There is content on our website that further explains eMerge and we have disseminated an e-mail distribution to clients in parallel with our press release today.

This concept has been overwhelmingly endorsed by our clients and we expect to begin generating a small secondary line of revenue from this initiative in the latter half of 2004. Certification is open to both sponsors and CROs. eMerge will supply customers with tools to monitor compliance from their desktop by running specific reports of activity in a clinical trial to ensure that proper work flow is being practiced. These reports will be an easy way for sponsors to grade clinical monitoring. Several meetings have already occurred where the sponsor requested Datatrak to hold reengineering discussions with their staffs and their CROs.

Last item to talk about is what I call extracurricular efforts. As you know, we’re doing everything in our power to accelerate the inevitable advancement of EDC. We highlighted in the last conference call ongoing discussions with governmental agencies on why EDC should be receiving greater attention. The three groups I am speaking about are the National Institutes of Health, the National Cancer Institute, and Congressional staffs in the food and drug administration.

In December, we met with the Congressional staffs of Sherd Brown [sp], Mr. Dingle [sp], and Mr. Henry Waxman in order to make our case about the benefits of EDC use by the pharmaceutical industry. This was an introductory meeting, and we continue to keep these groups apprised of our progress. We also held meetings about EDC at the National Institutes of Health and the National Cancer Institute in January. The result of this meeting has led to discussions with the NCI on some potential projects. We will continue working on these avenues, but please don’t forget that all of these groups are part of the federal government and progress will take time.

We feel that EDC is important to them for two reasons: patient safety and economics. As an experienced clinician in patient care and research, I personally consider the resistance of companies to use EDC for the management of their data to be negligent. Let me explain that bold statement with a simple example. Let’s say a health care provider collects a blood sample on anyone as part of routine care and waits weeks to months before completely analyzing the information. If that blood sample demonstrates leukemia, this delay would prompt an immediate and appropriate lawsuit as being outside of the standard of practice. Why then, in the study of investigational drugs and devices, of which we know much less, is it not questioned why there is a delay of weeks to months in analyzing information. It appears that the standard of practice in clinical trials today is to wait for the paper to work its way through the system and that multiples more cost. It is quite logical to propose that those compounds and devices, of which we know least about, should have the most diligence associated with their monitoring.

The inability to immediately access real time data on experimental agents being exposed to society is difficult to defend when such capabilities are readily available and less expensive. In your investment world, this would be like waiting a month between material announcements to see what happened to a stock price. Somehow the excuse that one doesn’t want to change their behavior seems extremely weak when safety issues about a drug or a device are concerned. Because of this simple example, I feel the reluctance to leverage technology today presents serious questions that should be answered and that the impact goes well beyond people just not wanting to change to their behavior.

In conclusion, I would like to summarize that 2003 was a great year for Datatrak and 2004 is building a firm foundation to achieve the goals we have announced to the markets in the last conference call.

Thank you very much. Terry and I would be happy to answer any questions you have.

Operator

Thank you, sir. The question and answer session will begin at this time. If you are using a speaker phone, please pick up the handset before pressing any numbers. If you have a question, please press the star, one on your push button telephone. If you wish to withdraw that question, please press the star, two. Your question will be taken in the order that it is received. Please stand by for your first question. Our first question comes from Peter McMullen with Ryan Beck. Please state your question.

Peter McMullen - Ryan Beck

Hi. Good afternoon. Just a couple of things. One, just wondered where the guidance stands for ‘04. And two, as you signed these deals, just what your thoughts are on pricing? You know, do you have to cut your normal pricing to get the deals or is that not an issue? If you could comment on both those, I’d appreciate it.

Dr. Jeffery Green - Datatrak International - CEO

Sure. The guidance for ‘04 that we put out in the last conference call, there’s no updates to give to that. We’re very comfortable with what we put out. When there are changes to that, we will let the markets know. But at this point in time, we’re very comfortable with what we’re seeing progress into 2004.

Regarding pricing, that is a good question, Peter. We at times give what’s called a first time customer discount, and that’s in the range of anywhere from 15 to 30 percent off the total budget, and that’s offered as a first time discount only for the customer to gain experience with the product. Some customers have been burned by other EDC products. They’ve heard some horror stories, they’re reluctant to change things. So we have had to use that every now and then to get them to come on board. After that, it goes to regular pricing, and in fact on January first we actually raised some of our prices about five percent across the board in terms of project management data item fees and things like that. Since EDC and the white paper on our website is a good thing to look at called the Value Proposition Part Two, since EDC is multiples less expensive and more efficient than paper, the reluctance of people to go in this direction is not really a pricing issue.

Peter McMullen - Ryan Beck

Thank you.

Operator

Thank you. Our next question comes from Julie Schumacher with Hibernia Southcoast Capital. Please state your question.

Julie Schumacher - Hibernia Southcoast Capital

Yes, I was wondering, of your current assets that you indicated, what amount of that was deferred revenue?

Dr. Jeffery Green - Datatrak International - CEO

What among the assets is deferred revenue?

Terry Black - Datatrak International

Well, it’s actually - deferred revenue is a liability.

Julie Schumacher - Hibernia Southcoast Capital

Right, it’s in the current liabilities.

Terry Black - Datatrak International

It’s about $900,000.

Julie Schumacher - Hibernia Southcoast Capital

It’s about 900,000 this quarter. OK. Thank you.

Operator

Thank you. Our next question comes from Andrew Bugyis with Mesirow Financial. Please state your question.

Andrew Bugyis - Mesirow Financial

Gentlemen, this CRO announcement today, do you consider that — you referenced watershed events and things - is this a leak in the dike here with these CROs, one of them breaking ranks to embrace EDC as opposed to the old paper and pencil where they just coin money? Is there more significance that should be attached to this, or is it just another contract?

Dr. Jeffery Green - Datatrak International - CEO

Well, Research Dynamics is certainly a visionary CRO, Andy. They are — I called them a specialty CRO; they’re a small — and I don’t mean this in a bad way — they’re a niche player. They’re very well known for education and running clinical trials and SOP development. They have a goal of doing a Technology Transfer with us that will probably occur later on in 2004, and they look to offer EDC in a large number of the clinical trials they’re doing for their customers. I think it’s more likely that the smaller, more nimble CROs will come to EDC as opposed to the big guys because the big guys have probably more to lose from changes in their business model from EDC than the smaller players do.

Andrew Bugyis - Mesirow Financial

But, Doc, the pharma companies are being squeezed so badly by re-exporting and re-importing drugs and all the costs in the world. Like you say, your white paper suggests that they could cut their costs dramatically. How long can the CROs interface between the pharmas and you and continue to insist on paper and pencil?

Dr. Jeffery Green - Datatrak International - CEO

Well, that’s a good question, Andy. I think that you use the terminology as the damn weakening a little bit. I would have to agree that that’s the case. One of the reasons why we developed the certification program was to highlight to the sponsors that many times they’re paying twice for things, and the example I gave in the press release is we actually can run reports very easily of who has entered data and who has reviewed data in a worldwide study, and we find tens of thousands of data fields that are waiting to be reviewed for months after the doctor has entered the information. And the reason why they’re waiting is the people are waiting until their physical visit to log in at the doctor’s office just like they would normally do with their three ring binder and the sponsor is actually losing value and they’re paying extra for that. So that’s one of the main reasons the certification program is highlighting this and really bringing it to the forefront.

Andrew Bugyis - Mesirow Financial

OK.  I have a couple other questions; do you want me to pass and come back, or do you want me to ask them now because I don’t want to monopolize time here.

Dr. Jeffery Green - Datatrak International - CEO

Go ahead and ask them now.

Andrew Bugyis - Mesirow Financial

OK.  How many bids — what’s your conversion ratio? You know, it had always been very, very low. Are you starting to win more, a larger percentage of your bids, and what is your bid limit? Are there numbers to demonstrate the fact that this acceptance is in fact broad and increasing?

Dr. Jeffery Green - Datatrak International - CEO

Yes, there is. We’re trying to get away from tracking the bid rate as a gage of the industry because I think this industry is moving to the point where you can monitor us by revenue and earnings. But our bid rate percentage did go up last year and it rested, I believe, at the end of the year at 20%. It had been in the 17 to 18 percent range for a couple years, so it did go up. The overall bid rate, bid rate volume, declined from ‘02, but the stability of our current customers ordering repeat business has never been stronger. So I’m not exactly sure if that’s the proper gage, especially when some of them are telling us they’re giving us 10 to 15 new Phase III projects this year.

Terry Black - Datatrak International

Also, Andy, we stopped putting out blind bids as well.

Dr. Jeffery Green - Datatrak International - CEO

That’s true. We—

Andrew Bugyis - Mesirow Financial

You got out of that business; right? You’re not doing this — you’re not bidding for a CRO anymore?

Dr. Jeffery Green - Datatrak International - CEO

That’s correct. The CROs — and obviously we chased after everything we could early on, but in 2002 when the CROs asked for a bid we would fill it out, and then in ‘03 we started demanding that we have a discussion with the ultimate paying customer, and most of them don’t want us to go through with the bid process because they don’t want to release that information.

Andrew Bugyis - Mesirow Financial

OK.  One more and then I’ll give up the floor. At the last conference call, I was terribly intrigued by the multiple vendors that were used on one of these trials and how you folks tied together three or four different parts of this entire program. And I haven’t heard anything about that since. Was that an isolated instance, or is that another way that this whole thing is going to explode?

Dr. Jeffery Green - Datatrak International - CEO

Well, I agree with you, Andy. I viewed that as hugely significant. We are doing another trial for Isis [sp] where we’re rerunning the integration and we have had in several current bids right now with customers, people talking about wanting to integrate patient diary data with EDC. So I do think that that was hugely significant. It hasn’t produced a lot of tangible results at this point in time, but you notice in the Forester [sp] review, one of the bullet points they mention was that we have an excellent track record of integration, and integration is key. I just think it’s going to take a little bit longer for me to be able to justify that with numbers.

Andrew Bugyis - Mesirow Financial

OK, thank you.

Operator

Thank you. Our next question comes from Doug Fisher with Matador Capital. Please state your question.

Doug Fisher - Matador Capital

Hi, guys. Congratulations on your continued progress. Just a handful of things. I think you just clarified it with

Andrew’s question, but do I understand correctly then that existing clients have told you that they’re going to be sending you specifically 10 to 15 new Phase III trials during 2004?

Dr. Jeffery Green - Datatrak International - CEO

That’s correct.

Doug Fisher - Matador Capital

OK.     And can you just refresh me as far as how many trials you’re running currently right now, maybe an aggregate, and how many later stage large trials like those are ongoing currently?

Dr. Jeffery Green - Datatrak International - CEO

Right now in production we have 45 simultaneous projects running. And what was the second part of your question?

Doug Fisher - Matador Capital

How many of those are kind of larger Phase III studies?

Dr. Jeffery Green - Datatrak International - CEO

About 40%, and our average contract size finished in 2003; it actually went up; it finished at 500,000. And the average size of a Phase III trial is anywhere — I mean, it can be a broad range, but I’d say the average is probably between five and eight hundred thousand in size.

Doug Fisher - Matador Capital

And this information, were these trials that you had reasonable visibility on when you set the 2004 guidance, or have you gotten a little bit better visibility here recently?

Dr. Jeffery Green - Datatrak International - CEO

Well, as we mentioned on our 2004 guidance, we had sort of three categories: the contracts in hand, the new business that we were projecting, and the stuff that would fall from the sky. And those trials that people promised to give us, since they have not been signed yet, they’re obviously part of the other two categories and everything that comes in helps.

Doug Fisher - Matador Capital

OK.  I think you also mentioned you’re in discussion with eight new clients currently. I wonder if you could just categorize those a little bit as far as whether they’re big pharma or major biotech or kind of specialty pharma emerging companies, however you want to do it.

Dr. Jeffery Green - Datatrak International - CEO

I’d say two of them are top 10 to 15 pharma, about four of them fit in the biotech category, and a couple are medical device companies. I think that it’s quite possible we’re going to see a fair amount of movement in ‘04 in the medical device arena.

Doug Fisher - Matador Capital

OK.  Just lastly, on the backlog, I think last quarter the growth that you showed at least sequentially was restrained a little bit by some cancellations. Were there any issues like that in the fourth quarter, or are there any pieces of the backlog that you view as being particularly suspect for any reason?

Dr. Jeffery Green - Datatrak International - CEO

No, not at this point in time, Doug. And you’re right; we did have some cancellations that we cleaned up in the last backlog, but we had none of that in the fourth quarter.

Doug Fisher - Matador Capital

OK.  Thanks very much.

Operator

Thank you. Our next question comes from Joe Blakenship with Source Capital. Please state your question.

Joe Blakenship - Source Capital

Good afternoon, gentlemen. Since I wasn’t on the third quarter conference call, will I find some of that guidance on your website?

Dr. Jeffery Green - Datatrak International - CEO

I can give it to you verbally, but I can also e-mail you the copy of the press release. It’s 11 to 13 million in revenue and 14 to 29 cents EPS.

Joe Blakenship - Source Capital

That was a broad range. The gross margin that you experienced for the fourth quarter was down from the third. Was that due to product mix or anything unusual there?

Dr. Jeffery Green - Datatrak International - CEO

No, I think it was just product mix and timing of revenue and we don’t normally like to talk about monthly or quarterly results. But the margin for January was back up to 78%. So I think it was a periodic blip of mix of revenue.

Terry Black - Datatrak International

And there was some ramping up of operations too in there.

Joe Blakenship - Source Capital

OK.  One other question. It appears there was a slight cash burn in the fourth quarter, but your receivables held pretty steady. What was the principal use of funds?

Dr. Jeffery Green - Datatrak International - CEO

We had some — the extraordinary expenses that won’t recur every quarter, we had the marketing and sales summit that we held in Bonn [sp], Germany to get ready for the launch in ‘04 with sort of our new strategy. We spent a good chunk of change doing that. We also had some head hunter fees with some new sales people we brought on board, and we had two user group meetings for our customers that cost us some money as well, both in Bonn, Germany as well as in Cleveland. And all of those things do not recur on an every quarter basis.

Joe Blakenship - Source Capital

So does that mean basic operating expenses could be either level or smaller for a good part of next year?

Dr. Jeffery Green - Datatrak International - CEO

No. In the call last year we talked, Joe, that the SG&A would probably be up 20 to 25 percent for two reasons. Number one, we were investing some more in marketing and sales; and number two, don’t forget the salary reinstitutions that once we hit our profitability milestones we have that commitment to our employees.

Terry Black - Datatrak International

Actually, the number we gave was 25 to 35.

Joe Blakenship - Source Capital

OK. That answers my questions. Thank you.

Operator

Thank you. Our next question comes again from Andrew Bugyis with Mesirow Financial. Please state your question.

Andrew Bugyis - Mesirow Financial

All right, one more item. This announcement you made with the major company today, North American company, or was it yesterday? Yesterday or whatever. You talked about the fact that your winning this was the result of a full year search.

Dr. Jeffery Green - Datatrak International - CEO

Yes.

Andrew Bugyis - Mesirow Financial

Is that a norm? That’s not a normal sales cycle, is it?

Dr. Jeffery Green - Datatrak International - CEO

No, I’d say that that was double the normal, sort of what we call beauty contest, Andy. They started — we went to the first meeting in February of ‘03, and they told us that we were selected at the end of November. So it actually wasn’t a full year. It was a fairly long time.

Andrew Bugyis - Mesirow Financial

But that was from a dead stop in February.

Dr. Jeffery Green - Datatrak International - CEO

Yeah, yeah.

Andrew Bugyis - Mesirow Financial

I mean, you guys were walking in the door and they didn’t know you and you didn’t know them.

Dr. Jeffery Green - Datatrak International - CEO

That’s correct.

Andrew Bugyis - Mesirow Financial

All right. I assume that this is a pretty close knit industry. I’m sure everybody knows everybody and they know about the skeletons in the closet and everything. Does this kind of penetration you’re making have a natural tendency to shorten the sales cycle?

Dr. Jeffery Green - Datatrak International - CEO

Yes, it does. Because obviously we use that leverage every chance we get to let people know. However, I guess it’s sort of like in your investment world if somebody thinks there’s a hot company, everybody doesn’t always jump on that stock and buy it the next day; they want to do a little research on their own. But it certainly does help to use that to state that you were chosen as part of their evaluation.

Andrew Bugyis - Mesirow Financial

OK.     Thank you.

Operator

Thank you. Our next question comes from Frank Lazar with Financial America Security. Please state your question.

Frank Lazar - Financial America Security

Hi, Dr. Green. It’s Frank Lazar of Financial America. I understand that the studies for Ageal [sp] is probably Eventis [sp] and they’re probably doing less than 10% of their sales cycle. At this point, would you say that business would jump to 50 to 80 percent?

Dr. Jeffery Green - Datatrak International - CEO

You mean with Tech Transfer?

Frank Lazar - Financial America Security

Well, it’s called StudyTrak . That announcement was made in January.

Dr. Jeffery Green - Datatrak International - CEO

You said you assumed it was a certain company. I can’t really verify that one way or the other.

Frank Lazar - Financial America Security

OK.  But it’s a European company; right?

Dr. Jeffery Green - Datatrak International - CEO

Yes. Well, it’s a global company and it happens to be a group in Europe that we’re working with. Those are the ones who are starting it. But it’s going to be extended into the US as well.

Frank Lazar - Financial America Security

OK.  I understand it’s one of your Enterprise customers?

Dr. Jeffery Green - Datatrak International - CEO

Technology Transfer customer. Technology Transfer and Enterprise can be separate.

Frank Lazar - Financial America Security

So at this point, would you say that contract has gone up ten fold from what they were doing before?

Dr. Jeffery Green - Datatrak International - CEO

No, it’s just getting started at this point in time.

Frank Lazar - Financial America Security

I know it’s getting just started [sic], but once it’s in full bloom, wouldn’t say that company is going to give you six to 10 projects per year?

Dr. Jeffery Green - Datatrak International - CEO

It’s certainly within the realm of possibilities, yes. And I see what you’re getting at now. They’re not doing — I mentioned in my quote in that press release — they’re not doing Tech Transfer just to do one or two projects, and they’re a large company so they certainly have the potential to do exactly what you said.

Frank Lazar - Financial America Security

So I’m guessing that could be to $40 million over another year once it starts getting to full bloom.

Dr. Jeffery Green - Datatrak International - CEO

We would sure like that to happen, and this company certainly spends that sort of money on R&D. So it all comes down to getting them comfortable with the technology, consulting with them, and getting them into what we call auto click mode where every time they have a clinical trial they think of nothing but EDC. That’s basically our goal over the next couple years.

Frank Lazar - Financial America Security

And the other question is, Forester put out their study after the close today indicating that Datatrak was a good choice, and they gave a number of reasons why they’re a good choice. The question is, how many companies did they say that about, or are you the only one?

Dr. Jeffery Green - Datatrak International - CEO

No. They did an invitation to eight different EDC companies and products, and they did their evaluation on eight of us, and Datatrak was one of them.

Frank Lazar - Financial America Security

Well, I guess what I’m saying is that when they said it was a good choice —

Dr. Jeffery Green - Datatrak International - CEO

Yeah, we don’t know what they said about the others. And you know how these consulting groups work. They really don’t want to deep six anybody or state that anybody is above anything else, but their technology assessment of us was very rigorous and their score card I thought was very fair in terms of capabilities. I do not know how we stacked up against others because I don’t have copies of the other companies’ reports.

Frank Lazar - Financial America Security

And the other thing you might want to point out to some of the newer people on the conference call since I visited your company out there in Cleveland, you were able to go up to, what about 30 million before you put any hardware in?

Dr. Jeffery Green - Datatrak International - CEO

We’re using about 30% of our overall technical capacity right now. So, yes, we have lots of leverage on the technical side. I wouldn’t put a number of 30 million on top of that, but I would just state it as we’re using about 30% of our capacity at this point in time.

Frank Lazar - Financial America Security

And a question - your nut was supposedly around nine million?

Dr. Jeffery Green - Datatrak International - CEO

Yes.

Frank Lazar - Financial America Security

That’s about the same level?

Dr. Jeffery Green - Datatrak International - CEO

Yeah, it really hasn’t changed. We’ve added some bodies and started giving back some of our salaries that we took away, but really the figure has not moved that much off of the nine million.

Frank Lazar - Financial America Security

Well, keep up the good work. Good job.

Operator

Thank you. Our next question comes from Peter Clive with X-Ray Associates. Please state your question.

Peter Clive - X-Ray Associates

Hello. As a physician involved in gathering clinical information, frankly I consider once I’ve come across the EDC, I think it’s a no-brainer. What do you see as the major barrier for most companies adopting this technology?

Dr. Jeffery Green - Datatrak International - CEO

That’s a good question, Peter. There’s lots of little reasons, but it’s all summed up in one big reason, and the big reason is you’re changing people’s behavior, and that’s always difficult. The reasons underneath of that is it can be an intensely political situation or decision at a company. If you’re supervising a huge staff that handles paper and your power structure in the company is based upon the number of people you supervise, and those people are greatly reduced when you use technology that threatens your power structure. That’s one issue, and sometimes those are the people who we sell to. The drug companies, as you know, are very profitable, and when you’re very profitable you develop a feeling that you’re doing everything perfectly fine and there’s no pressures to change despite what Andy said about pressures in the market, which they do have. It’s still probably the most profitable outside of the oil industry, the most profitable industry in the world. So any pressure that goes on them is actually of benefit to us. It’s just all wrapped up in changing people’s behavior and the way, at least that we think we can do that is to continue to keep hammering away with positive case studies and projects that ran well and somebody that got promoted because EDC is going well, and that has happened at some of our customers; people have been promoted because they’ve taken a chance with EDC and they’ve made big improvement. So it just takes time to push the rock up the hill.

Peter Clive - X-Ray Associates

Well, I know in this business the FDA has a big deal of ability in changing behaviors. Was that your initiative to meet with this organization and other governmental agencies?

Dr. Jeffery Green - Datatrak International - CEO

Yes, it is, and it sounded like I was getting a little bit off track towards the end there, but really the issue of patient safety, I feel, and you as a clinician know as well, is a very serious issue that EDC can help, and when you’re pushing paper through the system you just do not have the handle on your data that I believe that standards of practice say you should, and that’s exactly the way we presented it to the congressmen as well as the people at the FDA. But as I said, it is the federal government. But it’s very hard to argue against doing something that has a better handle on patient safety.

Peter Clive - X-Ray Associates

Would you say that people that are adopting your technology are the bigger companies overall or the smaller up starts?

Dr. Jeffery Green - Datatrak International - CEO

The best traction we’re making in the market are the mid-tier pharmaceutical companies and below, like Otsuka, who’s an announced customer of ours. They’re a couple billion in revenue, international of course, Japanese owned, but they’re mid-tier and below. When you get to the bigger companies, there’s just so much political inertia and legacy that has to be moved that we’re finding the better traction in the mid-tier and below.

Peter Clive - X-Ray Associates

How’s your penetration in the medical devices type market?

Dr. Jeffery Green - Datatrak International - CEO

Right now it’s probably five to 10 percent, maybe five percent more likely. But they have the same challenges that the drug industry does; they have to get their data in as fast as possible and get their approvals as fast as possible. So their goals are the same as everybody else’s.

Peter Clive - X-Ray Associates

OK.  Thank you.

Operator

Thank you. Our next question comes from Ed Kucler with Financial America Securities. Please state your question.

Ed Kucler - Financial America Securities

Hi, Jeff. Haven’t heard much today about — and maybe there’s no reason to talk about it — the competition; Pahse Forward was supposed to go public at one time, Oracle has got new software. Anything that has changed your view of the marketplace relative to competitors?

Dr. Jeffery Green - Datatrak International - CEO

Boy, that’s a loaded question, and I don’t want to speak badly about anybody or any competitor. I guess the best answer I would give is the announcement we made the day before yesterday, or yesterday it was, about the new client. I’m sure Oracle and Phase Forward were included in their evaluation list, and we came out on top. So I guess the thing that has changed over the last couple years or that we’ve gotten a lot more confident about is we’re very confident in our capabilities and what we can do and when we go into these assessments we feel pretty good about what we’re doing and we obviously don’t win every single time and there’s various reasons why you win or why you don’t win. But we’re pretty confident on our track record and our product.

Ed Kucler - Financial America Securities

Well, you guys are drawing 50% or better a year. Is Phase Forward anywhere near that, do you know?

Dr. Jeffery Green - Datatrak International - CEO

They’re private. None of us have any way of knowing. I have no idea.

Ed Kucler - Financial America Securities

No, I understand they’re private. I thought you might have some feeling just based on the contract sizes they’re winning or something like that. OK.

Operator

Thank you. Our next question comes from Doug Fisher with Matador Capital. Please state your question.

Doug Fisher - Matador Capital

Hi. I’m sorry, I forgot to ask. I couldn’t hear initially when you talked about - you quantified those non-recurring expenses that hit the fourth quarter. How much was that?

Dr. Jeffery Green - Datatrak International - CEO

One hundred seven.

Doug Fisher - Matador Capital

107; okay. Thank you much.

Operator

Thank you. Our next question comes from Andrew Bugyis with Mesirow Financial. Please state your question.

Andrew Bugyis – Mesirow Financial

I’d like to go back to the capacity utilization thing and put some parameters around it and then go back to your government work. Let’s assume you can do 21 million if you’re doing seven and you’re using a 30 year capacity. So what kind of capital investment and how much time would it take you to double that capacity, to go to 40, 44 million?

Dr. Jeffery Green - Datatrak International - CEO

Well, I’m pausing, Andy, not because I don’t want to answer, because it’s a complicated answer.

Andrew Bugyis – Mesirow Financial

OK. But this isn’t grass roots, Jeff. You’re not going to be building — I mean, you have potential capacity expansion in-house, right?

Dr. Jeffery Green - Datatrak International - CEO

You buy some more database servers or you buy another rack and you plug it into the one, next to the one that’s sitting there.

Terry Black - Datatrak International

It’s not going to take huge capital. Our capital estimates for 2004 are a low of 300,000, a high of 800,000.

Dr. Jeffery Green - Datatrak International - CEO

Now that might be a good way to look at it, Andy. As Terry said, it’s 300 to 500 thousand capital expenditure to go from 7 million to pick the mid range, to go to 12. That’s probably a very good way to sort of look at it.

Andrew Bugyis – Mesirow Financial

So 300 to 500, [crosstalk] thousand to add five million in revenue?

Terry Black - Datatrak International

Three hundred to what? To eight hundred thousand.

Andrew Bugyis – Mesirow Financial

Three hundred to eight hundred to add 5 million in revenue?

Dr. Jeffery Green - Datatrak International - CEO

Yeah.

Andrew Bugyis – Mesirow Financial

OK.  All right. Now one more thing. You talked about all these government folks, the National Cancer people. Those are all government agencies. Can we put some parameters around how big they are versus the private industry and in other presentations you folks have talked about a spokesman for the FDA telling the pharma companies in no uncertain terms, wake up guys, you can’t do paper and pencil.

Dr. Jeffery Green - Datatrak International - CEO

Yes, he was actually present at our meeting at DINH.

Andrew Bugyis – Mesirow Financial

OK.     So don’t we have a massive conflict here? This guy [unintelligible] on private industry to do it and the government is sort of shuffling along to Buffalo and that you say is going to take forever for them to do it. I mean, where does the FDA get off telling the private sector to use this and then these other guys not showing any sense of urgency to use EDC? And do they have meaningful budgets for these trials?

Dr. Jeffery Green - Datatrak International - CEO

Well, my first comment, Andy, is you’re trying to apply logic to the situation. We try that all the time; this is not a logical situation. But let met seriously answer it. The NIH and the NCI aren’t necessarily working on drugs for approval. They many times work on drugs that are already out to improve therapeutic regimens and things like that. Therefore, the FDA doesn’t have as strong of a governing authority over them as a drug company would for getting a drug approved. But the context of your statement is exactly correct. You know, what’s good for the goose should be good for the gander. In terms of the NIH and the NCI’s R&D budget, is seven billion.

Andrew Bugyis – Mesirow Financial

Oh, hello.

Dr. Jeffery Green - Datatrak International - CEO

That’s probably about the size of three top 10 sort of pharmas of R&D that they do.

Andrew Bugyis – Mesirow Financial

OK.

Dr. Jeffery Green - Datatrak International - CEO

But if you think changing people’s behavior is hard in the private sector, imagine what that’s like in the government.

Andrew Bugyis – Mesirow FInancial

All right.

Dr. Jeffery Green - Datatrak International - CEO

So once again, the strategy is the same; it’s divide and conquer, create good delivery, get champions in your corner and then gradually expand. This market will not explode by somebody doing a humungous deal that then puts everybody out of business. That’s not the way it’s going to happen.

Andrew Bugyis – Mesirow Financial

Thanks.

Operator

If there are no further questions, I will now turn the conference back to Dr. Green for closing comments.

Dr. Jeffery Green - Datatrak International - CEO

All right. Well, thank you everyone for attending, and as always, thank you and we’ll talk to you next quarter.

Terry Black - Datatrak International

Thank you.

Dr. Jeffery Green - Datatrak International - CEO

Bye.

Operator

Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 973-709-2089 with an ID number of 337292. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

END